Exhibit 10.21

June 17, 2019

Eric Sievers, MD

[***]

[***]

Dear Eric:

On behalf of BioAtla LLC (the "Company"), I am pleased to confirm the terms of your employment offered by the Company.

1.
Position: is a full-time position as Chief Medical Officer (CMO), an officer of the Company reporting to Scott Smith, President.

2.
Work Location: Your principal place of employment will be the Company's offices which are currently located in San Diego, California, subject to business travel requirements. As a condition of your employment, you will be required to relocate your primary residence to the San Diego metropolitan area on or before October 15, 2019.

3.
Start Date: Your first day of full-time regular employment will be June 17, 2019 (the "Start Date").

4.
Salary: You will receive an initial base salary at the annualized rate of $375,000, which shall be subject to standard payroll deductions and withholdings and paid on a regular basis in accordance with the Company's normal payroll procedures and policies. You will be eligible to participate in the Company's flexible paid time off policy, and also be eligible to participate in the other benefits that the Company offers to comparable employees, including health, life, disability and dental insurance, and participation in the Company's 401(k) retirement savings plan, pursuant to the terms and conditions of the benefit plans and applicable Company policies and procedures (as such plans, policies and procedures may be terminated or changed from time to time in the Company's discretion).

5.
Annual Bonus: You will be eligible to earn annual discretionary incentive compensation up to a target amount of forty percent(40%) of your then current base salary (subject to standard payroll deductions and withholdings), based on achievement of individual and corporate performance targets, metrics and/or management-by-objectives ("MBOs") to be determined and approved by the Company. Annual incentive compensation is paid on an annual basis, after the close of the fiscal year and after determination by the Company of (a) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (b) the amount of any annual incentive compensation earned by you. No annual incentive compensation amount is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing of the Company on the scheduled annual incentive compensation payment date in order to be eligible for any annual incentive compensation. This annual incentive compensation program will be the only incentive compensation, commission, or other bonus program that will apply to you, provided that, if the Company adopts additional incentive compensation programs applicable to similarly situated employees, you shall be eligible to participate in such programs. For the 2019 annual incentive compensation period, your eligibility will be prorated based on the period of employment on a full-time basis.

6.
Profits Interests: Following the Start Date and subject to Board approval and your signing (within ten business days of receipt thereof) of the appropriate related agreements, you will be entitled to receive Class B Profits Interest Units of the Company (the "Units")under the Company's Amended and Restated Profits Interest Incentive Plan or a successor equity plan("Plan") in such number as shall constitute 1.2% of the fully-diluted percentage interests of the Company under its LLC Operating Agreement. The Units will be subject to the terms of the Plan and the Unit Issuance Agreement between you and the Company evidencing the grant (the "Issuance Agreement") as well as the Company's Second Amended and Restated Operating Agreement (the "Operating Agreement'). The Units generally are intended to qualify as "profits interests" under Revenue Procedure 93-27 and Revenue Procedure 2001-43 and thus shall not participate with respect to any Net Income or Net Loss of the Company prior to the issuance date of the Units (nor shall the Units be attributed any value of the assets of the Company held immediately prior to the issuance date of such Units). Subject to the terms of the Plan, the Issuance Agreement and the Operating Agreement, and your continuous service, the Units will vest over a period of four (4) years in accordance with the following schedule: 25% of such Units shall vest after the first 12 months of continuous service from your Start Date and the balance of such Units shall vest in equal monthly installments over the next three (3) years of continuous service. The Units shall be subject to the "Participation Threshold" as described in the Plan. The Participation Threshold will be equal to or greater than the net fair value of the Company on the date of grant in each case as determined by the Board. Please note, inasmuch as the Units are wholly subject to Board approval, the terms and conditions of the Plan, the Issuance Agreement and the Operating Agreement, nothing in this Offer Letter shall vary the terms of any Issuance Agreement signed by the Company and you and in the event of a conflict between this Agreement and any Issuance Agreement, the terms of the Issuance Agreement shall govern.

7.
Relocation Benefit: The Company will advance to you a cash payment of an amount such that after assumed federal income taxation at 35% and state income taxation at 11.3% (including all applicable withholding taxes), you will receive a net after tax benefit in the amount of $76,000, payable in a lump sum amount on the first administratively practicable payroll pay date following the Start Date (the "Relocation Benefit"). You agree and acknowledge that if (a) you do not relocate your primary residence to the San Diego metropolitan area on or before October 15, 2019, and (b) the Company terminates your employment for cause based on your failure to relocate within this time-frame, you must repay the entire Relocation Benefit to the Company within thirty-days following your termination date.

8.
This is a full-time position and you will be expected to devote your full working time and ability to the performance of your duties. You will also be expected to give the Company your undivided loyalty, and to refrain from any activity that might interfere with your duties to the Company or create a potential or actual conflict of interest.

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that might restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

9.
This offer is not to be considered a contract guaranteeing employment for any specific duration. You may terminate your employment at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time, with or without cause or prior warning, subject to the terms hereof.

10.
Termination of Employment:

a.
Your employment with the Company may be terminated by you or the Company at any time for any reason upon written notice. In the event that your employment is terminated by the Company without Cause (as defined below), the Company shall provide you with severance in a total amount equal to six (6) months' pay at your final base salary rate, payable in the form of salary continuation, and health insurance at the Company's expense under COBRA for you and your eligible dependents during such period. Any obligation of the Company to provide you with the payments described in the preceding sentence is conditioned on your signing a timely and effective general release of claims in a form acceptable to the Company and your continued compliance with the terms of this Offer Letter. Such release shall be considered timely if it is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of your employment and any payments to which you are entitled pursuant to this Section shall commence on the Company's first regular pay date following the effective date of the aforementioned release of claims and the first such payment shall be retroactive to the day immediately following the date of the termination of your employment.

b.
For purposes of this Offer Letter, "Cause" shall mean the following, as determined by the Board in its reasonable judgment: (i) your failure to perform, or material negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (ii) your material breach of this Offer Letter or any other agreement between you and the Company or any of its affiliates which, if capable of being remedied, is not remedied within fifteen (15) days following written notice to you by the Company's CEO; (iii) willful misconduct by you that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates; (iv) your conviction of (or the pleading by you of nolo contendere to) any felony or any crime involving dishonesty or moral turpitude; (v) your failure to relocate your primary residence as required by Section 2above; or (vi) your failure to commence employment on a full-time basis as required by Section 3 above.

c.
Notwithstanding anything to the contrary contained in this Offer Letter, in the event that at the time of your separation from service you are a "specified employee," as hereinafter defined, any and all amounts payable under this Section in connection with such separation from service that constitute deferred compensation subject to

Section 409A of the Internal Revenue Code of 1986, as amended, ("Section 409A"), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service, and (ii) the date of your death. For purposes of the preceding sentence, "separation from service" shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term "specified employee" shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.For purposes of Section 409A, your right to receive installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Except as expressly stated in this Section or as provided in any employee benefit plan of the Company, or as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), any and all payments, compensation and benefits provided to you by the Company shall cease as of the date of the termination of your employment.

11.
In addition to the compensation package described above, you will be reimbursed for any Company-approved and IRS permitted out-of-pocket expenses (other than Company-approved expenses which are charged by you on Company credit cards), in accordance with our policies.

12.
As a condition of employment, you must agree to sign and abide by the Company's Employee Inventions and Non Disclosure Agreement ("EINDA"). You acknowledge and agree that the Company's obligation to provide you with any severance payments pursuant to Section 11 above is conditioned upon your continued compliance with all terms of the EINDA.

13.
You also agree to comply with the Company's rules, policies and procedures as they are issued from time to time by the Company.

14.
Before commencing employment, you must provide proof of your identity and authorization to work in the United States, and fill out a form 1-9 as required by federal immigration laws. Further, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company.

15.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by JAMS, Inc. ("JAMS") or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or in such other location as then-agreed by the parties. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS' then applicable rules and procedures for employment disputes(which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you on request). In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Any dispute or claim subject to arbitration pursuant to this Agreement must be brought in an individual capacity only, and, unless prohibited by law (in which case such claim shall be severed and brought only in a court of competent jurisdiction), no such dispute or claim shall be brought as a class or collective action, or in a representative capacity, on behalf of any person. The arbitrator may not consolidate more than one person's claims and may not otherwise preside over any form of class, collective or representative proceeding. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Offer Letter is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator's fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.
This Offer Letter and the EINDA sets forth the entire agreement between you and the Company with respect to the subject matter thereof. Once signed by you and a duly authorized officer of the Company, this Offer Letter and the EINDA will become legally binding contracts, and will supersede all prior agreements, promises, and understandings (either oral or written) between you and the Company.

17.
This Offer Letter may not be amended or modified except by a written modification signed by you and a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company's discretion in this Offer Letter. This Offer Letter will be governed by and construed in accordance with the laws of the State of California. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.

18.
All payments made pursuant to this Offer Letter shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Offer Letter all authorized or legally required deductions and withholdings, including but not limited to income, employment and social insurance taxes. Except as provided for in Section 7 of this Offer Letter, nothing in this Offer Letter shall create any obligation on the part of the Company to indemnify, reimburse, gross up, or otherwise compensate you for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law.

Your signature below constitutes your agreement with the Company's employment terms and conditions.

To confirm that you agree to the terms stated in this Offer Letter, please sign and date the enclosed copy of this Offer Letter and return it to me by June 17, 2019.

On behalf of the Company, I am very pleased to make this offer and look forward to you joining our team.

Very truly yours,

BIOATLA, LLC

By:

/s/ Scott Smith
Scott Smith President

Signed:

/s/ Eric Sievers
Eric Sievers, MD